Proxy Voting and Class Action Monitoring

Policy

Epoch maintains proxy voting authority for Client accounts, unless otherwise instructed by the client. Epoch votes proxies in a manner that it believes is most likely to enhance the economic value of the underlying securities held in Client accounts. Epoch will not respond to proxy solicitor requests unless Epoch determines that it is in the best interest of Clients to do so.

In light of Epoch’s fiduciary duty to its Clients, and given the complexity of the issues that may be raised in connection with proxy votes, the Firm has retained Institutional Shareholder Services (“ISS”). ISS is an independent adviser that specializes in providing a variety of fiduciary-level proxy-related services to institutional investment managers. The services provided to the Firm include in-depth research, voting recommendations, vote execution and recordkeeping.

Notwithstanding the foregoing, the Firm will use its best judgment to vote proxies in the manner it deems to be in the best interests of its Clients. In the event that judgment differs from that of ISS, or that investment teams within Epoch wish to vote differently with respect to the same proxy in light of their specific strategy, the Firm will memorialize the reasons supporting that judgment and retain a copy of those records for the Firm’s files. Additionally, the CCO will periodically review the voting of proxies to ensure that all such votes, particularly those diverging from the judgment of ISS, were voted consistent with the Firm’s fiduciary duties.

On at least an annual basis, the CCO or a designee will review this Proxy Voting and Class Action Monitoring policy. In addition, Epoch has formed a proxy voting group comprised of investment team, trading and compliance representatives. The group meets periodically.

Procedures for Lent Securities and Issuers in Share-blocking Countries

At times, neither Epoch nor ISS will be allowed to vote proxies on behalf of Clients when those Clients have adopted a securities lending program. The Firm recognizes that Clients who have adopted securities lending programs have made a general determination that the lending program provides a greater economic benefit than retaining the ability to vote proxies. Notwithstanding this fact, in the event that the Firm becomes aware of a proxy voting matter that would enhance the economic value of the client’s position and that position is lent out, the Firm will make reasonable efforts to inform the Client that neither the Firm nor ISS is able to vote the proxy until the Client recalls the lent security.

In certain markets where share blocking occurs, shares must be “frozen” for trading purposes at the custodian or sub-custodian in order to vote. During the time that shares are blocked, any pending trades will not settle. Depending on the market, this period can last from one day to three weeks. Any sales that must be executed will settle late and potentially be subject to interest charges or other punitive fees. For this reason, in blocking markets, the Firm retains the right to vote or not, based on the determination of the Firm’s Investment Personnel. If the decision is made to vote, the Firm will process votes through ISS unless other action is required as detailed in this policy.

Procedures for Conflicts of Interest

Epoch has identified the following potential conflicts of interest:

•

Whether there are any business or personal relationships between Epoch, or an employee of Epoch, and the officers, directors or shareholder proposal proponents of a company whose securities are held in Client accounts that may create an incentive to vote in a manner that is not consistent with the best interests of Epoch’s Clients;

•	Whether Epoch has any other economic incentive to vote in a manner that is not consistent with the best interests of its Clients;

Internal

If a conflict of interest has been identified and Epoch intends to deviate from the proxy voting recommendation of ISS, then Epoch shall bring the proxy voting issue to the attention of affected Clients for guidance on how to vote the proxy.

Procedures for Proxy Solicitation

In the event that any officer or employee of Epoch receives a request to reveal or disclose Epoch’s voting intention on a specific proxy event, then the officer or employee must forward the solicitation to the CCO.

Procedures for Voting Disclosure

Upon request, Epoch will provide Clients with their specific proxy voting history.

Initial and Ongoing Diligence of Proxy Service Provider

The Compliance Department will conduct additional diligence on ISS to ensure the provider continues to have the capacity and competency to adequately analyze proxy issues on an annual basis. As part of the due diligence process the CCO, or a designee, obtains a completed questionnaire from ISS that assists Epoch in evaluating ISS’s services and any potential conflicts of interest that may exist.

Recordkeeping

Epoch must maintain the documentation described in the following section for a period of not less than five (5) years, the first two (2) years at its principal place of business. The Firm will be responsible for the following procedures and for ensuring that the required documentation is retained.

Client Request to Review Proxy Votes

If a Client requests to review the proxy votes, the Relationship Management team will:

•

Record the identity of the Client, the date of the request, and the disposition (e.g., provided a written or oral response to Client’s request, referred to third party, not a proxy voting Client, other dispositions, etc.) in a suitable place.

•

Furnish the information requested, free of charge, to the Client within a reasonable time period (within 10 business days). Maintain a copy of the written record provided in response to client’s written (including e-mail) or oral request.

Proxy Voting Records

The proxy voting record is periodically provided to Epoch by ISS. Included in these records are:

•	Documents prepared or created by Epoch that were material to making a decision on how to vote, or that memorialized the basis for the decision.

•

Documentation or notes or any communications received from third parties, other industry analysts, third party service providers, company’s management discussions, etc. that were material in the basis for the decision.

Disclosure

The CCO will ensure that Part 2A of Form ADV is updated as necessary to reflect: (i) all material changes to this policy; and (ii) regulatory requirements related to proxy voting disclosure.

Internal

Class Action Litigation Settlement

Generally, Epoch does not have responsibility to file proofs of claim or engage in class action litigation.

Epoch does not complete proofs-of-claim on behalf of Clients for current or historical holdings; however, Epoch will assist Clients with collecting information relevant to filing proofs-of-claim when such information is in the possession of Epoch.

Internal

Business Policy: Wells Capital Management Proxy Voting Policy

Wells Fargo Asset Management* Proxy Voting Policy, Effective as of March 2020

Supplemental to the Risk Management Framework

Published April 24, 2020

Purpose

Wells Fargo Asset Management (“WFAM”) Stewardship

As fiduciaries, we are committed to effective stewardship of the assets we manage on behalf of our clients. To us, good stewardship reflects responsible, active ownership and includes both engaging with investee companies and voting proxies in a manner that we believe will maximize the long-term value of our investments.

Areas Primarily Affected

In conjunction with the WFAM Engagement Policy, these Proxy Voting Policies and Procedures (“Policies and Procedures”) sets out how WFAM complies with applicable regulatory requirements in respect of how we exercise voting rights when we invest in shares traded on a regulated market on behalf of a client.

With respect to client accounts of Funds Management, this includes, among others, Wells Fargo Funds Trust, Wells Fargo Master Trust, Wells Fargo Variable Trust, Wells Fargo Global Dividend Opportunity Fund, Wells Fargo Income Opportunities Fund, Wells Fargo Multi-Sector Income Fund, Wells Fargo Utilities and High Income Fund (the “Trusts”). It also includes Wells Fargo (Lux) Worldwide Fund and Worldwide Alternative Fund SICAV-SIF, both domiciled in Luxembourg (the “Luxembourg Funds”). Aside from the investment funds managed by Funds Management, WFAM also offers medium term note programs, managed for issuers of such notes domiciled in Luxembourg. Hereafter, all series of the Trusts, and all such Trusts not having separate series, and all sub-funds of the Luxembourg Fund, as well as the MTN issuers, are referred to as the “Investment Products”. In addition, these Policies and Procedures are used to determine how to vote proxies for the assets managed on behalf of WFAM’s other clients. Not all clients delegate proxy-voting authority to WFAM. WFAM will not vote proxies, or provide advice to clients on how to vote proxies in the absence of specific delegation of authority, a pre-existing contractual agreement, or an obligation under applicable law (e.g., securities that are held in an investment advisory account for which WFAM exercises no investment discretion are not voted by WFAM).

Business Policy: Wells Capital Management Proxy Voting Policy

Luxembourg Products

WFAML has delegated the portfolio management of the Luxembourg Funds it manages to WFAM and the responsibility for exercising voting rights in conjunction with such delegation; as such, these Policies and Procedures shall apply to the portfolio management of the Fund. The respective portfolio management may also delegate the responsibility for exercising voting rights to the Proxy Voting Vendor, with the prior consent of WFAML. Responsibility for exercising voting rights has also been delegated to WFAM with respect to the Worldwide Alternative Fund SICAV-SIF and to the MTN issuers.

Voting

Philosophy

WFAM has adopted these Policies and Procedures to ensure that proxies are voted in the best interests of clients and Investment Product investors, without regard to any relationship that any affiliated person of WFAM or the Investment Product (or an affiliated person of such affiliated person) may have with the issuer. WFAM exercises its voting responsibility as a fiduciary with the goal of maximizing value to clients consistent with governing laws and the investment policies of each client. While securities are not purchased to exercise control or to seek to effect corporate change through share ownership activism, WFAM supports sound corporate governance practices at companies in which client assets are invested. WFAM has established an appropriate strategy determining when and how the voting rights related to the instruments held in portfolios managed are exercised, so that these rights are exclusively reserved to the relevant Investment Product and its investors.

Responsibilities

Proxy Administrator:

The proxy voting process is administered by WellsCap’s Operations Department (“Proxy Administrator”), who reports to WFAM’s Chief Operations Officer. The Proxy Administrator is responsible for administering and overseeing the proxy voting process to ensure the implementation of the Policies and Procedures, including regular operational reviews, typically conducted on a weekly basis. The Proxy Administrator monitors third party voting of proxies to ensure it is being done in a timely and responsible manner, including review of scheduled vendor reports. The Proxy Administrator in conjunction with the WFAM Proxy Governance Committee reviews the continuing appropriateness of the Policies and Procedures set forth herein, and recommends revisions as necessary

Third Party Proxy Voting Vendor:

WFAM has retained a third-party proxy voting service, Institutional Shareholder Services Inc. (“ISS”), to assist in the implementation of certain proxy voting-related functions including: 1.) Providing research on proxy matters 2.) Providing technology to facilitate the sharing of research and discussions related to proxy votes 3.) Vote proxies in accordance with WFAM’s guidelines 4.) Handle administrative and reporting items 5.) Maintain records of proxy statements received in connection with proxy votes and provide copies/analyses upon request. Except in instances where clients have retained voting authority, WFAM retains the responsibility for proxy voting decisions.

Business Policy: Wells Capital Management Proxy Voting Policy

Proxy Committee and Sub-Committees:

WFAM Proxy Governance Committee

The WFAM Proxy Governance Committee shall be responsible for overseeing the proxy voting process to ensure its implementation in conformance with these Policies and Procedures. The WFAM Proxy Governance Committee shall coordinate with WFAM Compliance to monitor ISS, the proxy voting agent currently retained by WFAM, to determine that ISS is accurately applying the Policies and Procedures as set forth herein and operates as an independent proxy voting agent. WFAM’s ISS Vendor Oversight process includes an assessment of ISS’ Policy and Procedures (“P&P”), including conflict controls and monitoring, receipt and review of routine performance-related reporting by ISS to WFAM and periodic onsite due diligence meetings. Due diligence meetings typically include: meetings with key staff, P&P related presentations and discussions, technology- related demonstrations and assessments, and some sample testing, if appropriate. The WFAM Proxy Governance Committee shall review the continuing appropriateness of the Policies and Procedures set forth herein. The WFAM Proxy Governance Committee may delegate certain powers and responsibilities to a proxy voting sub- committee. The WFAM Proxy Governance Committee reviews and, in accordance with these Policies and Procedures, votes on issues that have been escalated from the Proxy Voting Sub-Committee. Members of the WFAM Proxy Governance Committee also oversee the implementation of WFAM Proxy Governance Committee recommendations for the respective functional areas in WFAM that they represent.

Proxy Voting Sub-Committee:

Among other delegated matters, the Proxy Voting Sub-Committee, in accordance with these Policies and Procedures, reviews and votes on routine proxy proposals that it considers under these Policies and Procedures in a timely manner. If necessary, the Proxy Voting Sub-Committee escalates issues to the WFAM Proxy Governance Committee that are determined to be material by the Proxy Voting Sub-Committee or otherwise in accordance with these Policies and Procedures. The Proxy Voting Sub-Committee coordinates with Wells Fargo Asset Management Investment Analytics and Compliance teams to review the performance and independence of ISS in exercising its proxy voting responsibilities.

Meetings; Committee Actions:

The WFAM Proxy Governance Committee shall convene or act through written consent, including through the use of electronic systems of record, of a majority of WFAM Proxy Governance Committee members as needed and when discretionary voting determinations need to be considered. Any sub-committee of the WFAM Proxy Governance Committee shall have the authority on matters delegated to it to act by vote or written consent, including through the use of electronic systems of record, of a majority of the sub-committee members available at that time. The WFAM Proxy Governance Committee shall also meet quarterly to review the Policies and Procedures.

Membership:

Members are selected based on subject matter expertise for the specific deliverables the committee is required to complete. The voting members of the WFAM Proxy Governance Committee are identified in the WFAM Proxy Charter. Changes to the membership of the WFAM Proxy Governance Committee will be made only with approval of the WFAM Proxy Governance Committee. Upon departure from Wells Fargo Asset Management, a member’s position on the WFAM Proxy Governance Committee will automatically terminate.

Business Policy: Wells Capital Management Proxy Voting Policy

Methodology

Voting Procedures:

Unless otherwise required by applicable law,1 proxies will be voted in accordance with the following steps and in the following order of consideration:

1.

First, any voting items related to WFAM “Top-of-House” voting principles (as described below under the heading “WFAM Proxy Voting Principles/Guidelines”) will generally be voted in accordance with a custom voting policy with ISS (“Custom Policy”) designed to implement the WFAM’s Top-of-House voting principles.[2]

2.

Second, any voting items for meetings deemed of “high importance”[3] (e.g., proxy contests, mergers and acquisitions, capitalization proposals and anti-takeover proposals) where ISS opposes management recommendations will be referred to the Portfolio Management teams for recommendation or the Proxy Voting Sub-Committee (or escalated to the WFAM Proxy Governance -Committee) for case-by-case review and vote determination.

1.

2.

3.	Third, with respect to any voting items where ISS Sustainability Voting Guidelines[4] provide a different recommendation than ISS Standard Voting Guidelines, the following steps are taken:

a.	The WFAM Investment Analytics team[5] evaluates the matter for materiality and any other relevant considerations.

b.

If the Investment Analytics team recommends further review, the voting item is then referred to the Portfolio Management teams for recommendation or the Proxy Voting Sub-Committee (or escalated to the WFAM Proxy Governance Committee) for case-by-case review and vote determination.

c.	If the Investment Analytics team does not recommend further review, the matter is voted in accordance with ISS Standard Voting Guidelines.

4.	Fourth, any remaining proposals are voted in accordance with ISS Standard Voting Guidelines.[6]

[1]

Where provisions of the Investment Company Act of 1940 (the “1940 Act”) specify the manner in which items for any third party registered investment companies (e.g., mutual funds, exchange-traded funds and closed-end funds) and business development companies (as defined in Section 2(a)(48) of the 1940 Act) (“Third Party Fund Holding Voting Matters”) held by the Trusts or series thereof, WFAM shall vote the Third Party Fund Holding Voting Matter on behalf of the Trusts or series thereof accordingly.

[2]

The WFAM Proxy Governance Committee may determine that additional review of a Top-of-House voting matter is warranted. For example, voting matters for declassified boards or annual election of directors of public operating and holding companies that have certain long-term business commitments (e.g., developing proprietary technology; or having an important strategic alliance in place) may warrant referral to the Proxy Voting Sub-Committee (or escalation to the Proxy Governance Committee) for case-by-case review and vote determination.

[3]	The term “high importance” is defined as those items designated Proxy Level 6, 5, or 4 by ISS, which include proxy contests, mergers, capitalization proposals and anti-takeover defenses.
[4]

ISS’s Sustainability Voting Guidelines seeks to promote support for recognized global governing bodies encouraging sustainable business practices advocating for stewardship of environment, fair labor practices, non-discrimination, and the protection of human rights.

[5]

The Investment Analytics team comprises of approximately 35 team members, focused on equity and fixed income risk analytics, mutual fund risk analytics, counterparty risk analytics, model documentation, scientific learning and portfolio analytics (including portfolio characteristics, portfolio construction research, multi-asset class risk analytics, and ESG analytics). The team and its processes serve a similar function as an investment risk committee and reports into the WFAM Chief Investment Officer.

[6]	The voting of proxies for Taft Hartley clients may incorporate the use of ISS’s Taft Hartley voting guidelines.

Business Policy: Wells Capital Management Proxy Voting Policy

Commitment to the Principles of Responsible Investment:

As a signatory to the Principles for Responsible Investment, WFAM has integrated certain environmental, social, and governance factors into its investment processes, which includes the proxy process. As described under Voting Procedures above, WFAM considers ISS’s Sustainability Voting Guidelines as a point of reference in certain cases deemed to be material to a company’s long-term shareholder value.

Voting Discretion:

In all cases, the WFAM Proxy Governance Committee (and any sub-committee thereof) will exercise its voting discretion in accordance with the voting philosophy of these Policies and Procedures. In cases where a proxy item is forwarded by ISS to the WFAM Proxy Governance Committee or a sub-committee thereof, the WFAM Proxy Governance Committee or its sub-committee may be assisted in its voting decision through receipt of: (i) independent research and voting recommendations provided by ISS or other independent sources; (ii) input from the investment sub-adviser responsible for purchasing the security; and (iii) information provided by company management and shareholder groups.

Portfolio Manager and Sub-Adviser Input:

The WFAM Proxy Governance Committee (and any sub-committee thereof) may consult with portfolio management teams and Fund sub-advisers on specific proxy voting issues as it deems appropriate. In addition, portfolio management teams or Fund sub-advisers may proactively make recommendations to the WFAM Proxy Governance Committee regarding any proxy voting issue. In this regard, the process takes into consideration expressed views of portfolio management teams and Fund sub-advisers given their deep knowledge of investee companies. For any proxy vote, portfolio management teams and Investment Product advisers and sub-advisers may make a case to vote against the ISS or WFAM Proxy Governance Committee’s recommendation (which is described under Voting Procedures above). Any portfolio management team’s or Investment Product adviser’s or sub-adviser’s opinion should be documented in a brief write-up for consideration by the Proxy Voting Sub- Committee who will determine, or escalate to the WFAM Proxy Governance Committee, the final voting decision.

Consistent Voting:

Proxies will be voted consistently on the same matter when securities of an issuer are held by multiple client accounts unless there are special circumstances such as, for example, proposals concerning corporate actions such as mergers, tender offers, and acquisitions or as reasonably necessary to implement specified proxy voting guidelines as established by a client (e.g. Taft Hartley ISS Guidelines or custom proxy guidelines).

Governance and Oversight

WFAM Top-of-House Proxy Voting Principles/Guidelines:

The following reflects WFAM’s Top-of-House Voting Principles in effect as of the date of these Policies and Procedures. WFAM has put in place a custom voting policy with ISS to implement these voting principles.

We believe that Boards of Directors of investee companies should have strong, independent leadership and should adopt structures and practices that enhance their effectiveness. We recognize that the optimal board size and governance structure can vary by company size, industry, region of operations, and circumstances specific to the company.

•

We generally vote for the election of Directors in uncontested elections. We reserve the right to vote on a case-by-case basis when directors fail to meet their duties as a board member, such as failing to act in the best economic interest of shareholders; failing to maintain independent audit, compensation, nominating committees; and failing to attend at least 75% of meetings, etc.

Business Policy: Wells Capital Management Proxy Voting Policy

•

We generally vote for an independent board that has a majority of outside directors who are not affiliated with the top executives and have minimal or no business dealings with the company to avoid potential conflicts of interests.

•	Generally speaking, we believe Directors serving on an excessive number of boards could result in time constraints and an inability to fulfill their duties.

•

We generally support adopting a declassified board structure for public operating and holding companies. We reserve the right to vote on a case-by-case basis when companies have certain long-term business commitments.

•

We generally support annual election of directors of public operating and holding companies. We reserve the right to vote on a case-by-case basis when companies have certain long-term business commitments.

•

We believe a well-composed board should embody multiple dimensions of diversity in order to bring personal and professional experiences to bear and create a constructive debate of competing perspectives and opinions in the boardroom. Diversity should consider factors such as gender, ethnicity, and age as well as professional factors such as area of expertise, industry experience and geographic location.

We believe it is the responsibility of the Board of Directors to create, enhance, and protect shareholder value and that companies should strive to maximize shareholder rights and representation.

•

We believe that companies should adopt a one-share, one-vote standard and avoid adopting share structures that create unequal voting rights among their shareholders. We will normally support proposals seeking to establish that shareholders are entitled to voting rights in proportion to their economic interests

•

We believe that directors of public operating and holding companies should be elected by a majority of the shares voted. We reserve the right to vote on a case-by-case basis when companies have certain long-term business commitments. This ensures that directors of public operating and holding companies who are not broadly supported by shareholders are not elected to serve as their representatives. We will normally support proposals seeking to introduce bylaws requiring a majority vote standard for director elections.

•	We believe a simple majority voting standard should be required to pass proposals. We will normally support proposals seeking to introduce bylaws requiring a simple majority vote.

•

We believe that shareholders who own a meaningful stake in the company and have owned such stake for a sufficient period of time should have, in the form of proxy access, the ability to nominate directors to appear on the management ballot at shareholder meetings. In general we support market-standardized proxy access proposals and we will analyze them based on various criteria such as threshold ownership levels, a minimum holding period, and the % and/or number of directors that are subject to nomination.

•

We believe that shareholders should have the right to call a special meeting and not wait for company management to schedule a meeting if there is sufficiently high shareholder support for doing so on issues of substantial importance. In general we support the right to call a special meeting if there is balance between a reasonable threshold of shareholders and a hurdle high enough to also avoid the waste of corporate resources for narrowly supported interests. We will evaluate the issues of importance on the basis of serving all shareholders well and not structured for the benefit of a dominant shareholder over others.

Business Policy: Wells Capital Management Proxy Voting Policy

Practical Limitations to Proxy Voting:

While WFAM uses its reasonable best efforts to vote proxies, in certain circumstances, it may be impractical or impossible for WFAM to vote proxies (e.g., limited value or unjustifiable costs).

Securities on Loan:

As a general matter, securities on loan will not be recalled to facilitate proxy voting (in which case the borrower of the security shall be entitled to vote the proxy). However, as it relates to portfolio holdings of the Investment Products, if the WFAM Proxy Governance Committee is aware of an item in time to recall the security and has determined in good faith that the importance of the matter to be voted upon outweighs the loss in lending revenue that would result from recalling the security (e.g., if there is a controversial upcoming merger or acquisition, or some other significant matter), the security will be recalled for voting.

Share Blocking:

Proxy voting in certain countries requires ‘share blocking’. Shareholders wishing to vote their proxies must deposit their shares with a designated depositary before the date of the meeting. Consequently, the shares may not be sold in the period preceding the proxy vote. Absent compelling reasons, WFAM believes that the benefit derived from voting these shares is outweighed by the burden of limited trading. Therefore, if share blocking is required in certain markets, WFAM will not participate and refrain from voting proxies for those clients impacted by share blocking.

Conflicts of Interest:

We always seek to place the interests of our clients first and to identify and manage any conflicts of interest, including those that arise from proxy voting or engagement. WFAM acts as a fiduciary with respect to its asset management activities and therefore we must act in the best interest of our clients and address conflicts that arise.

Conflicts of interest are identified and managed through a strict and objective application of our voting policy and procedures. WFAM may have a conflict of interest regarding a proxy to be voted upon if, for example, WFAM or its affiliates (such as a sub-adviser or principal underwriter) have other relationships with the issuer of the proxy. This type of conflict is generally mitigated by the information barriers between WFAM and its affiliates and our commitment as a fiduciary to independent judgement. However, when the WFAM Proxy Governance Committee

Business Policy: Wells Capital Management Proxy Voting Policy

becomes aware of a conflict of interest (that gets uncovered through the WFAM Proxy Voting Policy and Procedures), it takes additional steps to mitigate the conflict, by using any of the following methods:

1.	Instructing ISS to vote in accordance with its recommendation;

2.	Disclosing the conflict to the relevant Board and obtaining its consent before voting;

3.	Submitting the matter to the relevant Board to exercise its authority to vote on such matter;

4.	Engaging an independent fiduciary who will direct the vote on such matter,

5.	Consulting with Legal and Compliance and, if necessary, outside legal counsel for guidance on resolving the conflict of interest,

6.	Voting in proportion to other shareholders (“mirror voting”) following consultation with the Board of the Funds if the conflict pertains to a matter involving a portfolio holding of the Funds; or

7.	Voting in other ways that are consistent with WFAM’s obligation to vote in the best interests of its clients.

1.

Vendor Oversight:

The WFAM Proxy Administrator monitors the ISS proxy process against specific criteria in order to identify potential issues relating to account reconciliation, unknown and rejected ballot reviews, upcoming proxy reviews, share reconciliation oversight, etc.

Other Provisions

Policy Review and Ad Hoc Meetings

The WFAM Proxy Governance Committee meets at least annually to review this Policy and consider any appropriate changes. Meetings may be convened more frequently (for example, to discuss a specific proxy agenda or proposal) as requested by the Manager of Proxy Administrator, any member of the WFAM Proxy Governance Committee, or WFAM’s Chief Compliance Officer. The WFAM Proxy Governance Committee includes representation from Portfolio Management, Operations, Investment Analytics and, in a non-voting consultative capacity, Compliance.

Records Retention

The WFAM Proxy Administrator will maintain the following records relating to the implementation of the Policies and Procedures:

•	A copy of these proxy voting policies and procedures;

•	Proxy statements received for client securities (which will be satisfied by relying on ISS);

•	Records of votes cast on behalf of Investment Products and separate account clients (which ISS maintains on behalf of WFAM);

•	Records of each written client request for proxy voting records and WFAM’s written response to any client request (written or oral) for such records; and

•	Any documents prepared by WFAM or ISS that were material to making a proxy voting decision.

Such proxy voting books and records shall be maintained at an office of WFAM in an easily accessible place for a period of six years.

Business Policy: Wells Capital Management Proxy Voting Policy

Compliance with Regional Regulations and Client Delegation Arrangements

U.S. Regulation

These Policies and Procedures have been written in compliance with Rule 206(4)-6 of the Investment Advisers Act of 1940. Proxy voting records for WFAM’s mutual funds are disclosed on Form N-PX annually, as required by Section 30 and Rule 30b1-4 of the Investment Company Act of 1940, to the Securities and Exchange Commission (“SEC”).

E.U. Regulation

These Policies and Procedures have been established, implemented and maintained, as they apply to WFAML and WFAMI Ltd, in accordance the EU Shareholder Rights Directive II (EU 2017/828) (“SRD II”). Specific to WFAML, the Policies and Procedures also comply with Article 23 of CSSF Regulation No. 10-4, and the CSSF Circular 18/698.

Disclosure of policies and procedures

A summary of the proxy voting policy and procedures are disclosed on WFAM’s website.

In addition, WFAM will disclose to its separate clients (i.e. proxy votes for assets managed on behalf of WFAM’s other clients as per a delegation arrangement) a summary description of its proxy voting policy and procedures via mail.

Disclosure of proxy voting results

WFAM will provide to clients proxy statements and any records as to how WFAM voted proxies on behalf of clients, quarterly or upon request. For assistance, clients may contact their relationship manager, call WFAM at 1- 800-259-3305 or e-mail wellscapclientadmin@wellsfargo.com to request a record of proxies voted on their behalf.

WFAM will publish high-level proxy voting statistics in periodic reports. However, except as otherwise required by law, WFAM has a general policy of not disclosing to any issuer specific or third party how its separate account client proxies are voted.

Approved by the WFAM Proxy Governance Committee: March 2020

Oversight of this Policy

Escalation and Exceptions

This policy cannot account for every possible situation. To address a situation not covered by this policy, request a change to this policy or the related standards, or recommend an alternative practice, business managers will contact the [group control executive or applicable senior risk manager for the risk area] (or delegate) and the policy manager (noted under the Document Information in the Policy Library left navigation).

The policy manager will work with the requesting business to address the needs and escalate the request as necessary. (See the Operational Risk and Compliance Escalation Policy for events that have specific escalation requirements.)

Business Policy: Wells Capital Management Proxy Voting Policy

The discussion may result in an exception request, exemption request, change to existing policy, alternate policy for certain businesses, or directive for the business to comply with existing policy. Businesses are expected to initiate this discussion before the business is out of compliance or immediately after a policy violation has been discovered. If the decision is to pursue an exception, exemption, or alternate policy, it must be recorded in the Policy Exception Management System.

If the business does not agree with the decision, or if the policy manager determines the risk warrants further escalation, matters will be escalated to the policy director as appropriate.

Violations

Failure to comply with this policy, without appropriate prior approval, is a policy violation. Policy violations may result in corrective action, including termination of employment.

If a policy violation occurs, the situation must be escalated and related remediation actions taken in a timely manner. Issues must be recorded in the Shared Risk Platform’s Issue Management solution when required under the criteria established in the Issue Management Policy.

Policy Authority

The following roles provide leadership and oversight of this policy and its content, as defined in the Policy Management Policy:

•	Executive officer: Head of Active Equity

•	Policy director: Co-Head of Investment Analytics

•	Policy manager: Operations Manager

For questions about this policy, send an email to WellsCapPortfolioOperationsTeam@wellsfargo.com

Related Information

Related Law or Regulation

Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended (the “Advisers’ Act”) informed this policy.